EXHIBIT 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2025

RESULTS AND PROVIDES UPDATE ON BUSINESS DEVELOPMENTS

•	LOOP GENERATES $10.8M OF REVENUE IN Q4 FROM THE SALE OF FIRST TECHNOLOGY LICENSE TO REED SOCIETE GENERALE GROUP AND ENGINEERING SERVICES TO INDIA JV

•	COMPANY PROGESSING ON MULTIPLE FRONTS TOWARDS GROUNDBREAKING OF INDIA PROJECT

•	ENGINEERING STUDY BY TATA CONSULTING ENGINEERS CONFIRMS INDIA FACILITY CAPEX IN LINE WITH INITIAL ESTIMATE

•	CURRENTLY FOCUSED ON NEGOTIATING CUSTOMER OFF-TAKE CONTRACTS FOR INDIA

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 8:45 AM ET ON FRIDAY, MAY 30, 2025

MONTREAL, QC/ACCESSWIRE/May 29, 2025 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company,” “Loop,” “we,” “us,” or “our”), a clean technology company whose mission is to accelerate a circular economy for polyester by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today reported its consolidated financial results for the fourth quarter for fiscal year 2025 and provided an update on business developments.

Loop Generates First Significant Revenue

Loop generated $10.8 million in total revenue in the quarter ending February 28, 2025, including $10.4 million in licensing revenue and $0.4 million in engineering fees.

The licensing revenue represents the up-front payment for Loop’s first technology license sold to Reed Societe Generale Group for the right to build one Infinite Loop™ facility in Europe. Loop will also receive an additional €10 million in licensing fees based on the successful achievement of project milestones prior to construction.

Loop entered into an engineering services agreement with its India JV, Ester Loop Infinite Technologies (“ELITe”). Revenue resulting from this agreement includes $368,000 in the fourth quarter, with the remaining $237,000 anticipated in the first quarter. Furthermore, we expect additional engineering revenue from ELITe of approximately $750,000 in the remainder of fiscal year 2026.

Infinite Loop™ India Update

Construction of the Infinite Loop™ India facility by ELITe continues to advance significantly. Notably, TATA Consulting Engineers completed the front-end engineering design (FEED) study, confirming the initial capital expenditure projection. ELITe has decided to integrate a continuous polymerization line into the Infinite Loop™ India facility, to further enhance its operational efficiency. The total estimated investment for the facility, including the continuous polymerization line, construction financing, land acquisition, engineering expenses, and initial working capital, is $176 million. This amount is intended to be funded through a mix of project debt and equity investments from Loop and Ester. A leading global advisory firm is currently managing the debt syndication process for ELITe. Concurrently, Loop is actively engaged in discussions to secure the balance of its portion of the necessary equity financing. ELITe is continuing to progress towards finalizing its site acquisition within the Gujarat province and securing its feedstock requirements.

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Loop believes that the low cost structure of the Indian facility will permit it to offer virgin quality polyester fiber and PET resin at competitive pricing to its customers, while achieving its objectives for profitability and return on investment, and generating cash flow to fund future capacity expansion.

Loop is engaged in negotiations with apparel brands, textile companies and CPG brands to secure off-take supply agreements for the anticipated output of the Infinite Loop™ manufacturing facility in India. This facility is expected to have an annual production capacity of 70,000 metric tons of both textile-to-textile polyester fiber and bottle-grade PET resin.

Groundbreaking for the Infinite Loop™ India facility is expected to occur in the second half of calendar 2025, with commercial operations projected to commence in calendar 2027.

European Partnership with Reed Societe General Group

Loop and Societe Generale Group are evaluating potential locations for the inaugural Infinite Loop™ facility in Europe. The immediate focus is to finalize the site selection and begin the necessary engineering studies.

Loop intends to adopt a modular approach to implementing its Infinite Loop™ technology in Europe. By manufacturing standardized modules for all necessary process equipment, piping, instrumentation, and electrical systems in a low-cost manufacturing region, the project would achieve significant reductions in both capital expenditures and construction timelines. The modules can then be shipped globally and installed on site with minimal local labor costs.

Financial highlights

During the fourth quarter, the Company secured $20.8 million through the sale of its first technology license and issuance of Series B Convertible Preferred Stock to Reed Societe Generale Group. At the end of the quarter, after repaying its credit facility of $2.4 million from a Canadian bank which is available and undrawn at the present time, financing initial contributions to ELITe of $1.9 million, and funding cash operating expenses* for the quarter of $2.6 million reflecting a significant year-over-year decrease of $2.1 million, the Company had cash and cash equivalents of $13.0 million. As a result, the Company believes that it concluded Q4 with sufficient liquidity to fund operations while it secures financing for its equity contribution to ELITe and to fund its operating expenses prior to the start-up of the Indian facility.

*Cash operating expenses include research & development and general & administrative expenses, less stock-based compensation expenses.

CEO Comment

Daniel Solomita, Founder and CEO of Loop, commented on the continuing progress in Loop’s strategy implementation, saying: “The positive FEED study by TATA Consulting Engineers, confirming our initial capital expenditure projections, further solidifies our confidence in the Infinite Loop™ India project. In addition, integrating a continuous polymerization line enables us to deliver competitive pricing to our customers while ensuring robust profitability for ELITe, and generate cash flow for continuing growth and capacity expansion.”

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Mr. Solomita continued by commenting: “Generating over $10 million this quarter, primarily through the sale of our first technology license, marks a significant financial milestone for Loop. We continue to make advancements in our European partnership with Reed Societe Generale Group, which are enabling us to execute on our technology modularization strategy. This strategy is key to significantly reducing both capex and timelines for the construction of future Infinite Loop Plants.”

“Finally, in implementing our strategy, I am supported by a strong leadership team, including Adel Essaddam, Chief Operating Officer, and Giovanni Catino, Chief Revenue Officer. Their recent promotions reflect the important role they are playing as we move forward with the commercialization roll-out of our unique technology.”

Corporate Update Call

Senior Management of Loop will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below.

Date: Friday, May 30, 2025

Time: 8:45 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Access Code: 757116

OR

Registration Link: https://www.netroadshow.com/events/login?show=57dc458e&confId=83491

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

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Results of Operations

Fourth Quarter Ended February 28, 2025

The following table summarizes our operating results for the three-month periods ended February 28, 2025 and February 29, 2024, in thousands of U.S. Dollars.

	Three months ended
	February 28, 2025	February 29, 2024	Change favorable / (unfavorable)
Revenues	$10,809	$45	$10,764

Expenses
Research and development
Employee compensation	670	980	310
Stock-based compensation	104	66	(38)
Plant and laboratory operating expenses	193	1,081	888
External engineering	129	786	657
Machinery and equipment expenditures	20	21	1
Other	190	84	(106)
Total research and development	1,306	3,018	1,712

General and administrative
Professional fees	570	677	107
Insurance	450	623	173
Employee compensation	148	459	311
Stock-based compensation	185	216	31
Other	221	246	25
Total general and administrative	1,574	2,221	647

Loss on equity accounted investment	687	-	(687)
Depreciation and amortization	126	135	9
Interest and other financial expenses (income)	329	(182)	(511)
Interest income	(83)	(74)	9
Foreign exchange loss (gain)	(12)	18	30
Total expenses	3,927	5,136	1,209
Net income (loss)	$6,882	$(5,091)	$11,973

Revenues

Revenues for the three-month period ended February 28, 2025 increased $10,764 to $10,809 as compared to $45 for the same period in 2024. The revenues for the three-month period ended February 28, 2025 resulted from $10,395 in licensing revenue from the up-front royalty received from Reed Societe Generale Group, $368 in engineering fees and $46 from sales of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility. The revenues of $45 for the three-month period ended February 29, 2024 resulted from sales of Loop™ PET resin.

Research and Development

Research and development expenses for the three-month period ended February 28, 2025 decreased $1,712 to $1,306, as compared to $3,018 for the same period in 2024. The decrease was primarily attributable to a $888 decrease in plant and laboratory operating expenses, which included an inventory write-down of $817 on finished goods and work in process inventories in the three-month period ended February 29, 2024, a $657 decrease in external engineering expenses, and a $310 decrease in employee compensation expenses.

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General and administrative expenses

General and administrative expenses for the three-month period ended February 28, 2025 decreased $647 to $1,574, as compared to $2,221 for the same period in 2024. The decrease was primarily attributable to a decrease of $342 in employee compensation expenses including stock-based compensation, a decrease of $173 in insurance expenses, and a decrease of $107 in professional fees.

Loss on equity accounted investment

Loss on equity accounted investment increased by $687 for the three-month period ended February 28, 2025. This loss relates to the Company’s 50% portion of the loss incurred by the India JV for the three-month period ended February 28, 2025, during which the India JV incurred preliminary project costs for the planned Infinite Loop™ facility in India, which are mainly engineering fees.

Net Loss

The net income for the three-month period ended February 28, 2025 increased $11,973 to $6,882 in the period, as compared to a net loss of $5,091 for the same period in 2024. The increase was primarily due to the increase of $10,764 in revenues, the decrease of $1,712 in research and development expenses, and the decrease of $647 in general and administrative expenses, which were partially offset by an increase in $687 in loss on equity accounted investment and an increase in $511 in interest and other financial expenses.

Fiscal Year Ended February 28, 2025

The following table summarizes our operating results for the years ended February 28, 2025 and February 29, 2024, in thousands of U.S. Dollars.

	Years ended
	February 28, 2025	February 29, 2024	Change favorable / (unfavorable)
Revenues	$10,889	$153	$10,736

Expenses
Research and development
Employee compensation	3,317	4,591	1,274
Stock-based compensation	471	542	71
External engineering	1,493	2,353	860
Plant and laboratory operating expenses	870	2,318	1,448
Machinery and equipment expenditures	64	1,142	1,078
Other	649	433	(216)
Total research and development	6,864	11,379	4,515

General and administrative
Professional fees	3,428	2,928	(500)
Employee compensation	1,942	2,343	401
Stock-based compensation	881	880	(1)
Insurance	1,871	2,680	809
Other	1,106	1,157	51
Total general and administrative	9,228	9,988	760

Impairment of equipment	8,460	-	(8,460)
Loss on equity accounted investment	687	-	(687)
Depreciation and amortization	524	535	11
Interest and other financial expenses (income)	618	(41)	(659)
Interest income	(238)	(558)	(320)
Foreign exchange gain	(197)	(63)	134
Total expenses	25,946	21,240	(4,706)
Net loss	$(15,057)	$(21,087)	$6,030

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Revenues

Revenues for the year ended February 28, 2025 increased $10,736 to $10,889, as compared to $153 for the same period in 2024. The revenues for the year ended February 28, 2025 resulted from $10,395 in licensing revenue from the up-front royalty received from Reed Societe Generale Group, $368 in engineering fees and $126 from sales of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility. The revenues of $153 for the year ended February 29, 2024 resulted from sales of Loop™ PET resin.

Research and Development

Research and development expenses for the year ended February 28, 2025 decreased significantly by $4,515 to $6,864, as compared to $11,379 for the same period in 2024 as we believe we have established to our satisfaction that Loop’s technology can be successfully scaled up, and are now focusing on the development of large-scale commercial manufacturing facilities. The decrease was primarily attributable to a $1,448 decrease in plant and laboratory operating expenses, which included an inventory write-down of $817 on finished goods and work in process inventories in the year ended February 29, 2024, a $1,345 decrease in employee compensation expenses including stock-based compensation, a $1,078 decrease in purchases of machinery and equipment for the Terrebonne Facility, and a $860 decrease in external engineering expenses.

General and administrative expenses

General and administrative expenses for the year ended February 28, 2025 decreased $760 to $9,228, as compared to $9,988 for the same period in 2024. The decrease was primarily attributable to a $809 decrease in insurance expenses, and a decrease of $401 in employee compensation expenses, which were partially offset by a $500 increase in professional fees.

Impairment of equipment

Impairment of equipment expense increased by $8,460 for the year ended February 28, 2025, reflecting an impairment loss for equipment of $8,460. This impairment was due to the termination of the joint venture agreement between the Company and SKGC under which they had intended to construct and operate an Infinite Loop™ manufacturing facility in Ulsan, South Korea. While the Company plans to utilize the equipment in a future commercial production facility, the deployment plans for the use of this equipment are not fully developed at this time, therefore the recoverability of the carrying value of the equipment was tested for impairment, resulting in an impairment loss of $8,460 being recognized in the year ended February 28, 2025.

Loss on equity accounted investment

Loss on equity accounted investment increased by $687 for the year ended February 28, 2025. This loss relates to the Company’s 50% portion of the loss incurred by the India JV for the year ended February 28, 2025, during which the India JV incurred preliminary project costs for the planned Infinite Loop™ facility in India, which are mainly engineering fees.

Net Loss

The net loss for the year ended February 28, 2025 decreased $6,030 to $15,057, as compared to $21,087 for the same period in 2024. The decrease was primarily due to the $10,736 increase in revenues, the $4,515 decrease in research and development expenses, and the $760 decrease in general and administrative expenses. The decrease in net loss was partially offset by the impairment of equipment of $8,460, an increase in $687 in loss on equity accounted investment, and an increase in $659 in interest and other financial expenses.

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Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except per share data)	As at
	February 28, 2025	February 29, 2024

Assets
Current assets
Cash and cash equivalents	$12,973	$6,958
Accounts receivable	639	351
Inventories	82	102
Prepaid expenses	158	577
Total current assets	13,852	7,988
Investments in joint ventures	1,281	381
Property, plant and equipment, net	1,737	10,636
Intangible assets, net	1,708	1,548
Total assets	$18,578	$20,553

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$3,545	$2,321
Unearned revenue	102	-
Current portion of long-term debt	312	100
Total current liabilities	3,959	2,421
Due to customer	832	770
Series B Convertible Preferred stock	10,647	-
Long-term debt	2,773	3,220
Total liabilities	18,211	6,411

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 47,620,263 shares issued and outstanding (2024 – 47,528,908)	5	5
Additional paid-in capital	193,529	171,792
Additional paid-in capital – Warrants	-	20,385
Accumulated deficit	(192,027)	(176,970)
Accumulated other comprehensive loss	(1,140)	(1,070)
Total stockholders' equity	367	14,142
Total liabilities and stockholders' equity	$18,578	$20,553

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Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands of U.S. dollars, except for share data)	Years Ended
	February 28, 2025	February 29, 2024
Revenues	$10,889	$153

Expenses :
Research and development	6,864	11,379
General and administrative	9,228	9,988
Impairment of equipment	8,460	-
Depreciation and amortization	524	535
Total expenses	25,076	21,902

Other loss (income) :
Loss on equity accounted investment	687	-
Interest and other financial expenses (income)	618	(41)
Interest income	(238)	(558)
Foreign exchange gain	(197)	(63)
Total other loss (income)	870	(662)
Net loss	(15,057)	(21,087)

Other comprehensive income (loss) -
Foreign currency translation adjustment	(70)	71
Comprehensive loss	$(15,127)	$(21,016)
Net loss per share
Basic and diluted	$(0.32)	$(0.44)
Weighted average common shares outstanding
Basic and diluted	47,587,038	47,522,483

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Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)	February 28, 2025	February 29, 2024
Cash Flows from Operating Activities
Net loss	$(15,057)	$(21,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	524	535
Stock-based compensation	1,352	1,422
Write-down of inventory	-	817
Accrued interest and other financing costs	359	(159)
Impairment of equipment	8,460	-
Loss on equity accounted investment	687	-
Customer deposits	-	(12)
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	(322)	731
Inventories	14	(187)
Prepaid expenses	410	87
Accounts payable and accrued liabilities	1,350	(193)
Unearned revenue	102	-
Net cash (used in) operating activities	(2,121)	(18,046)

Cash Flows from Investing Activities
Investment in joint venture	(1,954)	-
Distribution from equity investment	368	-
Additions to property, plant and equipment	-	(5,162)
Additions to intangible assets	(450)	(482)
Net cash (used in) investing activities	(2,036)	(5,644)

Cash Flows from Financing Activities
Proceeds from issuance of series B Convertible Preferred stock	10,395	-
Repayment of long-term debt	(77)	(63)
Net cash provided by (used in) financing activities	10,318	(63)

Effect of exchange rate changes	(146)	120
Net change in cash and cash equivalents	6,015	(23,633)
Cash and cash equivalents, beginning of year	6,958	30,591
Cash and cash equivalents, end of year	$12,973	$6,958

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$257	$118
Interest received	$307	$488

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles packaging, and textiles such as carpets and clothing into its base building block monomers DMT and MEG. The monomers are separated, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ PET plastic and polyester fiber can be recycled infinitely without degradation of quality, helping to close the plastic loop. Loop Industries is committed to contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

For More Information:

Investor Relations:

Kevin C. O’Dowd, Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, ability to improve and expand our technology and commercial capabilities, competition, expected activities, timelines, and expenditures as we pursue our business plan, the adequacy of our available cash resources, regulatory compliance, plans for future growth and future operations; anticipated capital requirements, milestones and timelines, and capacity projections for our India JV and European partnership initiatives; the structure, financing, and expected benefits of our licensing and joint venture arrangements; progress on off-take negotiations and related revenue potential; the expected efficiency, scalability, and cost advantages of our proposed modular approach.. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Actual results may differ materially from the projections discussed in these forward-looking statements. The economic environment within which we operate could materially affect our actual results. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” Additional factors that could materially affect these forward-looking statements and/or projections include, among other things: (i) our ability to commercialize our technology and products, (ii) the status of our relationships with our partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) our ability to continue as a going concern, (vii) engineering, contracting, and building our manufacturing facilities, (viii) our ability to scale, manufacture, and sell our products and to license our technology in order to generate revenues, (ix) our proposed business model and our ability to execute it, (x) our ability to obtain the necessary approvals or satisfy any closing conditions in respect of any of our proposed partnerships, (xi) our joint venture projects and our ability to recover certain expenditures in connection to them, (xii) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (xiii) public health issues, such as disease epidemics, which may lead to reduced access to capital markets, supply chain disruptions, and government-imposed business closures, (xiv) war, regional tensions, and economic or other conflicts including trade disputes and increasing protectionist measures that could impact market stability and our business; (xv) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates, (xvi) the outcome of any SEC investigations or class action litigation filed against us, (xvii) our ability to hire and/or retain qualified employees and consultants, (xviii) other events or circumstances over which we have little or no control, and (xix)  other factors discussed in Loop’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 filed with the SEC and in Loop’s subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, unless otherwise required by law.

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